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                                                                Exhibit 10.13

                              EMPLOYMENT AGREEMENT

         This Employment Agreement is made and entered this 21st day of June, 1997, by and between CART Licensed Products, L.P. or such other entity presently being organized by Championship Auto Racing Teams, Inc., (CART) as the joint venture described below ("Employer") and Robert Hollander ("Hollander").

         WHEREAS, Hollander is currently a party to that certain Consulting Agreement dated November 6, 1995 by and between CART and Hollander (hereinafter referred to as "November 6, 1995 Consulting Agreement"), wherein Hollander was appointed CART's exclusive and sole consultant for the purpose of managing CART's Product Licensing Program.

         WHEREAS, CART and Hollander have agreed to participate in a joint venture to operate and service CART's Product Licensing Program. It is contemplated that said joint venture will be operated through a Limited Partnership as "CART Licensed Products, L.P.", or another name to be determined by CART.

         WHEREAS, both Hollander and CART shall have an equity interest in the joint venture.

         WHEREAS, Hollander has substantial expertise in product licensing.

         WHEREAS, the Employer desires to retain Hollander as President and Chief Executive Officer.

         WHEREAS, Hollander is willing to serve the Employer in that capacity upon the terms and conditions set forth herein.

         WHEREAS, the parties are desirous of reducing the terms and conditions of such employment to a written agreement.

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE I - EMPLOYMENT OF HOLLANDER BY EMPLOYER

         A. Employer agrees to employ Hollander and Hollander agrees to be so employed in the capacity of President and Chief Executive Officer. Employment shall be for the term of five (5) years beginning October 1, 1996 and terminating on September 30, 2001, unless earlier terminated as provided herein. No later than March 31 during the last year of this Agreement, the parties will commence good faith discussions regarding the renewal of this Agreement on terms acceptable to both parties.


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         B. During the term of his employment, Hollander will commit on a full time basis all time and energy necessary and consistent with his position as Chief Executive Officer. Hollander may engage in certain outside consulting projects subject to the terms and conditions set forth herein.

         C. During the term of this Agreement, Hollander will not engage in licensing management or consulting for any other motorsport series or motorsports property without written consent of the Managing General Partner of the Employer.

         D. Nothing contained within this Agreement shall be construed to limit Hollander from engaging in other business ventures, subject to the following conditions:

         i) At all times the Employer's business will be Hollander's first business responsibility and priority.

         ii) Any use of Employer's telephones or administrative services or any other non-Employer related expenses will be paid or reimbursed by Hollander.

         iii) Consulting assignments must be communicated to the Chief Executive Officer of CART, in advance. Hollander will not engage in any outside consulting services the object to which the Managing General Partner of the Employer reasonably deems directly or indirectly competitive with its business.

         iv) Hollander will not participate as an owner of a race team in any category of motor sport without the approval of the Managing General Partner of the Employer, which shall not unreasonably be withheld.

         v) It is expressly acknowledged that Hollander is currently and will continue to act as a consultant for product licensing for the following entities:

                  1)       Salt Lake Olympic Committee;

                  2)       House of Blues Entertainment Company.

ARTICLE II - DUTIES

         Hollander shall serve Employer as President and Chief Executive Officer and in this capacity his duties will be consistent with the general duties of supervision and management usually vested in the Chief Executive Officer of a corporation including the general management of the Employer's full range of business, operational, financial and administrative functions, including the placement of all staffing requirements, subject to the annual financial plan as approved by the Chief Executive Officer of CART. Hollander agrees to perform such functions and any other functions requested by the Employer that are consistent with Hollander's position

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of President and Chief Executive Officer. Hollander shall report directly and solely to the Chief Executive Officer of CART.

ARTICLE III - COMPENSATION AND BENEFITS

         A. Employer shall pay Hollander an annual base salary of Two Hundred Thousand ($200,000.00) Dollars, which amount shall be increased by five (5%) percent on January 1, 1998 and by five percent on January 1 of each successive year during the term of this Agreement. Such amount shall be paid in equal monthly installments.

         B. In addition to the annual base salary as outlined in Article III(A) above, Hollander shall also receive incentive compensation on an annual basis equal to five (5%) percent of Net Revenues. Net Revenues are defined as gross revenues collected from all royalties and revenues actually received by Employer, less commissions paid to third parties.

         C. Such additional incentive compensation shall not be less than One Hundred Thousand ($100,000.00) Dollars on an annualized basis from the effective date of this Agreement through December 31, 1997.

         D. In the event that at least one hundred ten (110%) percent of the Net Revenues targeted for the particular year is achieved, based on the financial plan which is to be prepared by Hollander and approved by the Chief Executive Officer of CART on an annual basis, such additional incentive compensation shall be six (6%) percent of Net Revenues. In reviewing the annual financial plan, the Chief Executive Officer of CART will not act unreasonably, and will give due consideration to the input from Hollander. A good faith effort shall be made to ensure that the targeted Net Revenues are consistent with the best interests of the Employer and Hollander. The past sales performance will be used as a reference point in such determination.

         E. Except as provided in Article III(C) above, no additional incentive compensation shall be due if Employer is not profitable as of year-end, as determined by the Employer's accountants, in accordance with generally accepted accounting principals, and any such incentive compensation shall be limited in amount to the then available net profit in the business. Furthermore, in the event that unforeseeable special circumstances reduce the net profit so as to affect the amount of incentive compensation payable to Hollander under this Agreement, the parties shall review such circumstances and make a good faith determination as to whether fairness warrants a waiver of this limitation, in whole or in part.

         F. Additional incentive compensation shall be paid within sixty (60) days following the end of each year of this Agreement and shall be in addition to the base salary outlined in Article III(A) above.

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         G. Hollander shall be entitled to participate in the fringe benefits generally available to the most senior executives (other than the Chief Executive Officer) of CART.

         H. The Employer shall pay, either directly or by reimbursement, upon presentation of appropriate vouchers, all travel, business, and entertainment expenses reasonably incurred in the performance by Hollander of his duties hereunder. For such purpose, Hollander shall submit to the Employer periodic reports of such expenses and other disbursements not less often than once in each calendar month.

         I. After the termination of Hollander's employment, or the expiration of this Agreement, he shall only be entitled to such compensation (including additional incentive compensation) and benefits as shall have been earned by him or shall have accrued to his benefit prior to the termination of his employment, except as specifically provided in this Agreement. Additional incentive compensation, calculated on a pro rata basis, based upon revenues actually received as of the effective date of any termination of Hollander's employment, shall be paid to Hollander subject to the limitation contained in Article III(E) above.

ARTICLE IV - TERMINATION OF EMPLOYMENT

         The employment of Hollander under this Agreement may be terminated in accordance with any of the following:

         A. By Hollander's death, or if in the reasonable opinion of the Managing General Partner of the Employer, Hollander shall by reason of ill health or incapacity, physical or mental, be or become unable to perform his duties hereunder;

         B. By either party for reasonable cause; termination shall be deemed for reasonable cause if the non-terminating party commits any of the following:

                  i)       dishonesty in dealing with the other party,

                  ii) conviction of a felony inconsistent in the reasonable judgment of the other party with continued employment;

                  iii) material breach of this Agreement, including failure to perform duties hereunder in a competent and conscientious manner, or

                  iv) conduct tending in the reasonable judgment of the other party to bring the Employer, Hollander, or any sponsor of the Employer into material disrepute;

         C. By mutual written agreement.

         D. By Hollander, without cause, upon six (6) months written notice to the Employer delivered on or after July 1, 1997;

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         E. At the election of the Managing General Partner of the Employer, without cause, upon six (6) months written notice to Hollander, delivered on or after July 1, 1997 provided, however, that in the event less than six (6) months notice is given, the Employer shall continue to pay Hollander the annual base salary provided herein for the duration of the six (6) months notice period.

         F. Upon the termination of Hollander's employment, for any reason, his limited partnership interest in the Employer and the general partnership interest of Top Gear, Inc. in the Employer shall be purchased by Employer based on a formula to be agreed by the parties in a separate writing, and attached hereto.

ARTICLE V - ASSIGNABILITY

         This is a contract for personal services of Robert Hollander and may not be assigned by him without the written consent of the Employer. This Agreement may be assigned by the Employer without the consent of Hollander to any successor of the Employer by operation of law, provided, however, that any such assignment shall not relieve Championship Auto Racing Teams, Inc. from its guaranty of payment and performance of any of Employer's obligations under this Agreement. The Employer may not, except as provided above, assign this Agreement without the prior written consent of Hollander. Subject to the foregoing, this Agreement and the obligations and benefits herein contained shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of the parties hereto.

ARTICLE VI - NON-COMPETITION

         Hollander agrees that so long as he is in the employ of the Employer and for a period of twelve (12) months after (i) a notice of termination is delivered by the Managing General Partner of the Employer pursuant to Article IV
(B) or pursuant to Article IV (E); (ii) the end of the notice period where notice is delivered by Hollander pursuant to Article IV (D); or (iii) the effective date of a termination of employment pursuant to Article IV (C), as the case may be, he will not directly or indirectly participate as an owner, stockholder, manager, agent, consultant, director or employee of a United States domiciled professional motor racing sanctioning body, league or series, or any affiliated organization which provides trademark licensing services for such sanctioning body, league or series, provided, however, that ownership of one (1%) percent or less of the outstanding shares of a publicly traded corporation shall not constitute a violation of this provision. Nor shall Hollander attempt to induce any employee of the Employer to render services for any other employer.




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ARTICLE VII - DISCLOSURE OF CONFIDENTIAL INFORMATION

         Hollander acknowledges that all manuals, systems, procedures, rules and regulations, business methods and any other communications and documents, trade names, drawings, engineering or other data, photographs, samples, literature and all sales aids of any kind furnished by the Employer or by CART, or otherwise obtained by him from CART, which are not in the public domain, are confidential information and shall not be used in any manner without the prior written consent of CART. Upon the termination or expiration of this Agreement, as the case may be, all aforementioned and described items, that have come into the possession of Hollander, shall be returned to the Employer. The restrictions contained in this paragraph shall continue in effect until such time as such confidential information shall cease to be confidential and shall become part of the public domain. The duties and obligations contained in this and the preceding paragraph shall survive the termination of this Agreement.

ARTICLE VIII - GOVERNING LAW

         The validity, interpretation and performance of this Agreement shall be governed and construed by the laws of the State of Michigan.

ARTICLE IX - SEVERABILITY

         The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that the covenants herein contained are invalid as to any part of the period or any part of the territory covered hereby, such covenant shall nevertheless be enforceable as to the balance of such period or territory.

ARTICLE X - MODIFICATION

         This Agreement contains the entire agreement of the parties hereto with respect to its subject matter, and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified only upon the written consent of the parties hereto.

ARTICLE XI - NOTICES

         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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      To the Employer:                            To the Hollander:

      Mr. Andrew Craig, Chief Executive Officer   Mr. Robert Hollander
      Championship Auto Racing Teams, Inc.        700 Bittersweet Trail
      755 W. Big Beaver Road, Suite 800           Atlanta, Georgia  30350
      Troy, Michigan  48084

      With a Copy to:                             With a Copy to:

      Michael J. Mills, Esq.                      Solomon P. Friedman, Esq.
      1700 North Woodward Avenue, Suite A         Moses & Singer, LLP
      Bloomfield Hills, Michigan  48304-2249      1301 Avenue of the Americas
                                                  New York, New York  10019-6076


ARTICLE XII - INDEMNIFICATION

         Employer shall, and hereby does, indemnify and hold Hollander harmless against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses, including, without limitation, reasonable costs of investigations and legal counsel fees which may be imposed on Hollander due to, arising from, connected with or in any way relating to Hollander as long as such claim, etc., arises either directly or indirectly from any act or omission of Hollander occurring in the scope of his employment. It shall be irrebuttable presumption that Hollander is operating within the scope of his employment if the action or omission taken may lead to some direct or indirect benefit to the Employer or CART no matter how remote said benefit may be. The indemnification contained herein shall remain in full force and effect and survive the expiration and/or Termination of this Agreement.

ARTICLE XIII - SURVIVAL OF RIGHTS

         A. All monthly and Incentive Compensation which has accrued and has not yet been paid to Hollander pursuant to the November 6, 1995 Consulting Agreement and any extensions thereof and the unpaid base salary under this Agreement, through February 3, 1997, shall be liquidated in the amount of Forty Five Thousand One Hundred Ninety Two Dollars ($45,192.00) and paid to Hollander within thirty (30) days of this Agreement.

         B. The November 6, 1995 Consulting Agreement shall terminate as of December 31, 1996 and shall be of no further force or effect, except that the Indemnification provision contained in Article VII of the November 6, 1995 Consulting Agreement shall continue in full force and effect and shall survive and continue in full force and effect after the Termination or expiration of this Agreement.

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ARTICLE XIV - HEADINGS

         Titles or captions of articles, sections or paragraphs contained in this Agreement are intended for reference convenience only, and shall not define, limit, extend or describe the scope of this Agreement or the meaning of any provision hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by its duly authorized officers and the parties hereto as hereunto set their hands and seals all as of this day and year first above written.


                                                 CART LICENSED PRODUCTS, L.P.




Witness                                          Andrew Craig, Chairman
                                                 CART Properties, Inc.
                                                 General Partner



Witness                                          Robert Hollander, Individually



GUARANTEE OF PAYMENT AND PERFORMANCE

         For the sum of ten ($10.00) dollars and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Championship Auto Racing Teams, Inc. ("CART") guarantees the payment and performance of all of the obligations of the Employer under this Agreement.


                                                 CHAMPIONSHIP AUTO RACING
                                                 TEAMS, INC.




Witness                                          Andrew Craig, President and
                                                 Chief Executive Officer

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